CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
4.750% PowerNotes® Due March 15, 2011	$21,009,000	$1,172.30
5.250% PowerNotes® Due March 15, 2012	$12,419,000	$692.98
6.500% PowerNotes® Due March 15, 2016	$8,536,000	$476.31
TOTAL		$2,341.59

(1)	Excludes accrued interest, if any.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Caterpillar Financial Services Corporation PowerNotes®, with Maturities of 9 Months or More from Date of Issue
Filed under Rule 424(b)(3), Registration Statement(s) No. 333-150218
Pricing Supplement Number 1157 Dated March 16, 2009
(to Prospectus dated April 11, 2008 and Prospectus Supplement dated April 11, 2008)
Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price(3)	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate(4)	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Yield(5)
14912HNT3	$21,009,000.00	100.000%	0.550%	$20,893,450.50	FIXED	4.750%	SEMI-ANNUAL	03/15/2011	09/15/2009	$23.22	YES	Senior Unsecured Notes	A2	A	4.750%

Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Incapital LLC, Banc of America Securities LLC Agents: Charles Schwab & Co., Inc., Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Investment Bank, Wachovia Securities

CUSIP Number	Aggregate Principal Amount	Selling Price(3)	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate(4)	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Yield(5)
14912HNU0	$12,419,000.00	100.000%	0.825%	$12,316,543.25	FIXED	5.250%	SEMI-ANNUAL	03/15/2012	09/15/2009	$25.67	YES	Senior Unsecured Notes	A2	A	5.250%

Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Incapital LLC, Banc of America Securities LLC Agents: Charles Schwab & Co., Inc., Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Investment Bank, Wachovia Securities

CUSIP Number	Aggregate Principal Amount	Selling Price(3)	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate(4)	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Yield(5)
14912HNV8	$8,536,000.00	100.000%	1.450%	$8,412,228.00	FIXED	6.500%	SEMI-ANNUAL	03/15/2016	09/15/2009	$31.78	YES	Senior Unsecured Notes	A2	A	6.500%

Redemption Information: Callable at 100.000% on 03/15/2011 and every coupon date thereafter.
Joint Lead Managers and Lead Agents: Incapital LLC, Banc of America Securities LLC Agents: Charles Schwab & Co., Inc., Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Investment Bank, Wachovia Securities
Caterpillar Financial Services Corporation PowerNotes® will be subject to redemption at the option of Caterpillar Financial Services Corporation, in whole on the coupon date occurring any time on or after 03/15/2011 at a redemption price equal to 100% of the principal amount of the Caterpillar Financial Services Corporation PowerNotes®, plus accrued interest thereon, if any, upon at least 30 days' prior notice to the noteholder and the trustee, as described in the prospectus.

Caterpillar Financial Services Corporation

Offering Dates: March 10, 2009 through March 16, 2009

Trade Date: Monday, March 16, 2009 @12:00 PM ET

Settlement Date: Thursday, March 19, 2009

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC number: 0235 via RBC Dain Rauscher Inc.

(3)
The interest rates on the PowerNotes® may be changed by Caterpillar Financial Services Corporation from time to time, but any such changes will not affect the interest rate on any PowerNotes® offered prior to the effective date of the change.

(4)
Expressed as a percentage of aggregate principal amount. Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.

(5)	Yields are quoted on a semi-annual bond equivalent yield basis.